EXHIBIT 99.77Q2

SUB-ITEM 77Q2.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on a review of the copies of Section 16(a) forms furnished to the Fund, or written representations that no Forms 5 were required, the Fund believes that during the fiscal year ended December 31, 2009 all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with, except that Stewart E. Conner, a Director of the Fund, filed a late Form 4 with respect to a purchase of common stock of the Fund.